Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") dated as of October 19, 2010 (the "Effective Date") is made by and between YouBlast Global, Inc. (the "Company"), and Jeffrey D. Forster, an individual residing at 400 Alton Road, Apt. 1706, Miami Beach, Florida 33139 (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Executive desires and is willing to be employed by the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.             Position and Term. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as President and Chief Executive Officer for a term commencing on the Effective Date and expiring on June 30, 2012 (the "Term").

2.             Duties. The Executive's duties shall be prescribed from time to time by the board of directors of the Company and shall include such responsibilities as are customary for employees performing functions similar to those of Executive.

3.             Compensation. During the Term, the Executive shall receive, for all services rendered to the Company pursuant to this Agreement, the following (the "Compensation"):

(a)             Accrued Salary and Benefits. Any accrued but unpaid salary and benefits due Executive shall be paid upon the execution of this Agreement or at such later date as may be mutually agreed upon in writing by the Executive and an authorized officer of the Company other than the Executive.

(b)             Base Salary. During the Term, the Executive shall be paid a base salary at the rate of Two Hundred Forty Thousand Dollars ($240,000) per annum (the "Base Salary"). The Base Salary shall be paid to the Executive in monthly installments of Twenty Thousand Dollars ($20,000); provided, however, that prior to the closing of the Minimum. Offering (as defined in that certain Investment Banking, Strategic Advisory and Consulting Agreement by and between the Company and John Thomas Financial, Inc. dated March 4, 2010, as amended (the "IBA")) the Executive shall be paid Ten Thousand Dollars ($10,000) per month and the remaining Ten Thousand Dollars ($10,000) per month shall accrue and will be paid to the Executive upon the initial closing of the Minimum Offering ("Initial Closing"). Following the Initial Closing, the Executive's Base Salary shall be payable in accordance with the Company's general salary payment policies as they may exist from time to time.

(c)             Benefits. The Executive and his dependents (as such term is or may be defined and used under any applicable employee benefit plan(s) of the Company) shall be included, to the extent eligible thereunder, in any and all employee benefits plans, programs and policies of the Company which currently provide benefits for other officers of the Company and their dependents.

(d)            Deductions. The Company shall deduct and withhold from the Executive's compensation all taxes, including social security, withholding and other such taxes, and any other applicable amounts required by law or any taxing authority.

(e)            Compensation from Escrow  due to Passage of  Time. Executive shall receive the number of shares of Common Stock of the Company, par value $.003 per share ("Common Stock") on the dates as set forth on Schedule B ("Escrow Shares Compensation") that are to be held in escrow (the "Escrow") with SORINROYERCOOPER LLC as escrow agent pursuant to an escrow agreement in form and substance reasonably satisfactory to the Company and the Executive until the release date set forth beside the number of shares listed on Schedule B, upon which such number of shares shall be released from Escrow and delivered to Executive. The parties acknowledge and agree that the Company currently expects to undertake a 1 for 3 reverse stock split recapitalization of its Common Stock. All references to numbers of shares of Common Stock hereunder are pre-split references, and therefore will be reduced in quantity pursuant to the reverse split, unless expressly stated herein to be "post-split" numbers.

(f)             Compensation due to Milestone Achievement. If the Company attains one of the Milestones (as defined in the IBA) prior to December 31, 2011, then the Executive shall be issued Five Hundred Thousand (500,000) post-split shares of Common Stock by the Company, and if the Company attains both Milestones, then the Executive shall be issued an additional Five Hundred Thousand (500,000) post-split shares of Common Stock (for a total of One Million (1,000,000) post-split shares of Common Stock) by the Company, in each case reasonably promptly after each such Milestone has been achieved, if at all.

4.             Absences. The Executive shall be entitled to paid vacation days per annum and such other time off due to illness or other incapacity, holiday, or personal time, as set forth in the Company's procedures and policies as they may exist from time to time.

5.             Expense Reimbursement. During the Term, the Company shall reimburse the Executive for all reasonable and documented lees, costs, expenses and disbursements incurred by him in the direct performance of his duties as President and Chief Executive Officer of the Company upon presentation by the Executive to the appropriate officer of the Company (which shall not be Executive) of reasonably detailed expense reports together with receipts documenting each expense incurred.

6.             Housing Allowance. Upon presenting documentation establishing the existence of Executive's New York City residence to the appropriate officer of the Company (which shall not be Executive), Executive shall receive a monthly housing allowance in the amount of Four Thousand Five Hundred Dollars ($4,500), to be paid concurrently with the payment of the Base Salary. Upon the Executive's termination, the Executive will not continue to receive a housing allowance pursuant to this Section 6.

7.             Termination.

(a)             For Cause. The Company may terminate the Executive's employment at any time for "Cause" with no notice or other requirement or precondition whatsoever. "Cause" means (i) conviction of, or the entry of a plea of guilty or nolo  contendre to, a charge of the commission of a felony or any other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, embezzlement, dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their respective customers, suppliers or any other material business relationship, (ii) conduct that brings the Company or any of its affiliates into public disgrace or disrepute or that causes the Company or any of its affiliates material economic harm, (iii) failure, other than by reason of disability or similar incapacity, to perform his duties and/or obligations as reasonably directed by the Board of Directors of the Company, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its affiliates, (v) material breach of a fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its affiliates; and (vi) failure to comply in any material respect with any federal, state, or local laws (including, without limitation, the Securities Act of 1933 or the Securities Exchange Act of 1934, in each case as amended, restated, modified or supplemented from time to time), or any of the rules or regulations promulgated under any of the foregoing laws). In furtherance of the foregoing, any breach of any confidentiality obligation, non-competition or non-solicitation obligations, assignment of intellectual property obligation or any other similar non-curable breaches shall constitute "Cause" ipso facto. If terminated fbr Cause, the Executive shall immediately cease to be an employee of the Company, and shall not be entitled to any severance or other payments, compensation or benefits whatsoever from or on behalf of the Company, and all of the shares of Common Stock in Escrow pursuant to Section 3(e) above shall be returned to the treasury of the Company and shall be retired.

(b)             Without Cause. The Company may terminate the 'Executive's employment at any time without Cause by providing at least ninety (90) days prior written notice of such termination to the Executive. In the event that the Executive is terminated without Cause, (i) (A) during the period beginning on. the date hereof and ending on June 30, 2011, the Executive shall not receive any additional Base Salary from the Company after the date of termination or (B) during the period beginning on July 1, 2011 and ending on June 30, 2012 the Company will continue to pay the Executive his Base Salary from the date of termination until the date that is ninety (90) days thereafter, after which point the Executive shall not be entitled to any further cash compensation whatsoever from the Company; (ii) all remaining shares of Common Stock in Escrow shall be released on the termination date and delivered to the Executive; and (iii) the Executive will continue to be eligible to receive compensation on the terms and conditions set forth in Section 3(f) above; provided, that in order to be eligible to receive any of the items listed in clauses (i), (ii) and (iii) above, the Executive shall sign and deliver to an authorized officer of the Company (which shall not be the Executive) a release of the Company and its affiliated entities and persons in form and substance satisfactory to the Company. Additionally, the Executive shall be entitled to continue receiving all medical, dental and vision benefits that he was receiving immediately prior to his termination for a period of one (1) year after the date of his termination. The Executive shall not be entitled to any other severance or other benefits whatsoever upon the termination of his employment with the Company except as explicitly set forth in this Agreement.

(c)             Death or Disability, This Agreement will terminate automatically upon the death of the Executive, or if the Executive at any time suffers from a physical or mental disability rendering him unable to satisfy his obligations as President and Chief Executive Officer of the Company (as determined in good faith by the Board of Directors of the Company) for any period of more than thirty (30) consecutive days. In the event the Executive is terminated due to his death or disability, the Company shall pay to the estate of the Executive all accrued but unpaid Base Salary earned up to and including the date of the Executive's death, and neither the Executive's estate nor any other party shall be entitled. to receive any severance or other payments, compensation or benefits whatsoever from or on behalf of the Company (other than any death benefits to which the Executive was entitled pursuant to any Company benefits plan), and all of the shares of Common Stock in Escrow pursuant to Section 3(e) above shall be returned to the treasury of the Company and shall be retired.

8.             Restrictive Covenants. The Executive acknowledges and agrees that he has and will have access to information of the Company and its affiliates that is confidential and proprietary to the Company and its affiliates ("Confidential Information") and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of the Company or its affiliates (including information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing infbrmation, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral) relating to the business and affairs of the Company or its affiliates, or their respective customers and/or other business associates which has not been made available to the general public by the Company (or on behalf of the Company by an authorized officer of the Company).

(a)             Confidentiality. The Executive shall not disclose any Confidential Information to any person or entity at any time during or after the expiration or earlier termination of this Agreement, except directly pursuant to the rightful performance of the Executive's duties hereunder.

(b)             Non-Compete. The Executive agrees that during the Term and for an additional two (2) years after the termination or expiration of this Agreement, the Executive will not, directly or indirectly, whether or not for compensation and whether or not as an employee, independent contractors, consultant, advisor or otherwise, be engaged in or have any financial interest in any business competing with or which may compete with the business or business lines of the Company (or with the business of any affiliate of the Company conducting substantially similar activities) (collectively, "YouBlast") within any state, region or locality in which YouBlast is directly or indirectly conducting its business or marketing its products from time to time. For purposes of this Agreement, the Executive will be deemed to be engaged in or to have a financial interest in such a business or business line if he (or any immediate family member, which for purposes of this Agreement shall mean the Executive's spouse and children) is an officer, director, partner, member, shareholder, consultant, advisor, agent or representative of any person, partnership, corporation, trust or other entity which is engaged in such a business or business line, or if he (or any immediate family member) directly or indirectly otherwise performs services for such an entity, or if he or any immediate family member owns any securities issued by any such entity; provided, however, that the foregoing will not prohibit the Executive (or any immediate family member) from individually owning, :for the purpose of passive investment, less than 5% of any class of securities of any publicly held corporation,

(c)             Non-Solicitation/Non-Interference. The Executive agrees that during the Term and for an additional two (2) years after the termination or expiration of this Agreement, the Executive shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation or other business entity: (i) solicit, advise, provide or sell any services or products of the same or similar nature to services or products of YouBlast, to any present or prospective client of YouBlast; (ii) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present or prospective client, distributor or supplier of YouBlast, or other persons sharing a business relationship with YouBlast, to cancel, limit or postpone their business with. YouBlast, or otherwise take action which might be to the disadvantage of YouBlast; or (iii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of YouBlast or any of its affiliates to terminate his or her employment or discontinue such person's consultant, contractor or other business association with YouBlast or its affiliates.

(d)            If the Executive violates any of the restrictive covenants contained in this Section 8, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Company (determined in its sole discretion), and the Company may withhold any and all payments, benefits and compensation whatsoever otherwise due and owing to the Executive under this Agreement.

(e)             In the event that either any scope or restrictive period set forth in this Section 8 is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced by such court or the parties hereto, as permitted, to equal the maximum scope and/or restrictive period allowable under the circumstances.

(f)             The Executive acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 8 by the Executive, the Company may stiffer irreparable harm and, therefore, the Company shall be entitled to obtain immediate injunctive relief restraining the Executive from such breach or threatened breach of the restrictive covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company front pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

9.             Inventions, Disclosures.

(a)             Any and all writings, inventions, intellectual property, improvements, processes, procedures and/or techniques which the Executive may make, conceive, discover or develop, during the Term ("Work Product") shall be deemed works made for hire under the applicable copyright laws. The Executive hereby assigns all of the Executive's rights, title or interest in the Work Product and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. The Executive shall make full disclosure to the Company of all Work Product. At the Company's request and expense, during and after the period of the Executive's employment with the Company, the Executive will assist and cooperate with the Company in all respects and will execute all documents, and, subject to the Executive's reasonable availability, give testimony and take all further acts requested by the Company to obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret or other legal protection for the Work Product. The Executive shall attach hereto as Schedule A, a list of all Work Product as of the date of this Agreement which belong to Executive and which the Executive is not assigning to the Company (the "Prior Innovations"), or, if no such list is attached, the Executive represents that there are no Prior Innovations.

(b)             The Executive shall write and prepare all specifications and procedures regarding Work Product and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or trademark or letters patent therefor and can secure such copyright, trademark or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright, trademark or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, trademark or patent protection. The Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all Work Product. The Executive hereby appoints any other duly authorized officer of the Company as his attorney in fact for the preparation and signing of any such documentation described in this Section 9.

10.            Arbitration. Any controversy arising out of or relating to this Agreement shall he settled by arbitration conducted in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award. rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). THE EXECUTIVE, ACKNOWLEDGES THAT HI HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

11.            No Conflicts. The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a. default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or by which the Executive is bound and the there are no restrictions, covenants, agreements or limitations on Executive's right or ability to enter into and perform the terms of this Agreement, and Executive agrees to indemnify and save the Company harmless from any liability, cost or expense, including attorney's fees, based upon or arising out of any breach of this Section 11.

12.            Waiver. The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

13.            Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Company shall he obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive or his legal representatives, executors, administrators and heirs. The Executive may not assign any of the Executive's duties, responsibilities, obligations or positions hereunder to any person and any such purported assignment by the Executive shall be null and void and of no force or effect whatsoever.

14.            Notices. All notices, requests, demands and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if sent by telceopy, electronic or digital transmission; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered. mail, return receipt requested. In each case notice shall be sent to:

If to Executive, addressed to:

Jeffrey .D. Forster
400 Alton Road
Apt. 1706
Miami Beach, Florida 33139
Facsimile:

If to Company, addressed to:

YouBlast Global, Inc.
81 Greene Street, 4th Floor
New York, New York 10012
Attention: Chairman of the Board
Facsimile:
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

15.            Construction of Agreement.

(a)             Governing Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of New York without reference to its principles regarding conflicts of law.

(b)             Severabiliiy. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)             Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

16.            Entire Agreement. This Agreement contains the entire agreement of the parties concerning the Executive's employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.

17.            Conditions Precedent. Notwithstanding anything to the contrary herein, this Agreement shall not become effective unless and until: (i) the Executive completes a D&O Questionnaire in the form provided by the Company, (ii) the Executive provides the Company with all information necessary to complete a background check and the results such background check will be reasonably satisfactory to the Company determined in good faith by the Company and (iii) the Executive executes a Form-3 to be filed with the Securities and Exchange Commission detailing the Executive's equity ownership in the Company.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has set his hand, all as of the day and year first above . written.

YOUBLAST GLOBAL, INC.

By:	/s/ Philmore Anderson IV
Name:	Philmore Anderson IV
Title:	Executive Chairman

EXECUTIVE

/s/ Jeffrey D. Forster
Jeffrey D. Forster

Schedule A.

Prior Innovations

None.

/s/ Jeffrey D. Forster
Executive's Signature

Schedule B

Escrow Shares Compensation

Number of Shares	Release Date
666,668	October 19, 2010
166,667	November 1, 2010
166,667	December 1, 2010
166,667	January 1, 2011
166,667	February 1, 2011
166,667	March 1, 2011
166,667	April 1, 2011
166,667	May 1, 2011
166,663	June 1, 2011

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